                                   EXHIBIT 12

       COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES AND PREFERRED STOCK
                              DIVIDEND REQUIREMENTS


                                                   NINE MONTHS ENDED         THREE MONTHS ENDED
                                               ---------------------------------------------------
                                                      SEPTEMBER 30,             SEPTEMBER 30,
                                                   2000           1999       2000           1999
                                               ---------------------------------------------------

Net income                                      $2,099,341   $1,790,676   $  701,210   $  610,314
Fixed charges:
Income before fixed charges                     $2,099,341   $1,790,676   $  701,210   $  610,314
Fixed charges, as above
Preferred stock dividend requirements           $1,350,675   $1,350,675   $  450,225   $  450,225
Fixed charges including preferred
  stock dividends                               $1,350,675   $1,350,675   $  450,225   $  450,225
Ratio of income to fixed charges and
preferred stock dividend requirements                 1.55         1.33         1.56         1.36
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